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                                   EXHIBIT 11

                Statement re:  Computation of Per Share Earnings

                 MATERIAL SCIENCES CORPORATION AND SUBSIDIARIES
                 ----------------------------------------------

                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------

              FOR EACH OF THE FIVE YEARS ENDING FEBRUARY 28 OR 29,
              ----------------------------------------------------
                       (in thousands, except share data)



                              1995         1994         1993         1992         1991
                           -----------  -----------  -----------  -----------  -----------
Net Income                 $    16,740  $    11,802  $     7,617  $     7,141  $     4,688
                           ===========  ===========  ===========  ===========  ===========

Weighted average shares
 outstanding during the
 year                       14,851,000   14,742,600   13,177,470   11,215,125   11,106,012

Net addition to shares
 outstanding under the
 treasury stock method
 due to stock options
 and restricted stock          389,898      315,021      206,130       43,407            0
                           -----------  -----------  -----------  -----------  -----------

Shares outstanding used
 in computing earnings
 per share                  15,240,898   15,057,621   13,383,600   11,258,532   11,106,012
                           ===========  ===========  ===========  ===========  ===========

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